Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

Susser Holdings Reports Second Quarter 2013 Results
•Same-store merchandise sales increase 2.2%
•Average retail fuel gallons per store up 5.5%
•13 new Stripes® stores opened year-to-date
•16 new units under construction
CORPUS CHRISTI, Texas, August 7, 2013 - Susser Holdings Corporation (NYSE: SUSS) today reported financial and operating results for the second quarter ended June 30, 2013. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 2.2 percent in the second quarter, compared with growth of 8.0 percent in the second quarter of 2012. Average retail gallons sold per store increased 5.5 percent versus a year ago, compared with growth of 8.0 percent in the second quarter of last year. Retail net merchandise margin was 34.3 percent in the most recent quarter, versus 34.1 percent a year ago.
Retail segment fuel margin per gallon before credit card expense averaged 18.2 cents, versus a record 32.4 cents a gallon in the second quarter of last year. The retail fuel margin for the second quarter has been reduced by a 3-cent-per-gallon gross profit mark-up charged by Susser Petroleum Partners beginning September 25, 2012, following its initial public offering. The wholesale segment previously made no profit on motor fuel sales to the retail segment but now records a gross profit mark-up on these gallons. Excluding the 3-cent-per-gallon charge, second quarter 2013 retail fuel margin would have been 21.2 cents per gallon, compared with the prior year's 32.4 cent margin and the previous five years' second-quarter average margin of 24.6 cents a gallon.
Adjusted EBITDA(1) totaled $50.5 million, down 30.7 percent from the second quarter of last year. Consolidated gross profit was $168.0 million, down 6.6 percent from a year earlier. Both metrics primarily reflect the impact of lower retail and wholesale third party fuel margins, partly offset by higher merchandise sales and fuel volumes sold.
Excluding the impact of second quarter debt refinancing charges totaling $26.2 million, net income attributable to Susser Holdings was $12.5 million, or $0.59 per diluted share. On a reported basis, including the impact of the debt refinancing charges, net loss attributable to Susser Holdings was $4.3 million, or $0.20 per diluted share, versus net income of $29.8 million, or $1.40 per diluted share in the second quarter of 2012. Net income attributable to holders of the 49.9 percent non-controlling interest in Susser Petroleum Partners was $4.8 million in the most recent quarter.
Second quarter consolidated revenues totaled nearly $1.6 billion, an increase of 3.1 percent year-over-year. This increase was the result of an 8.5 percent increase in merchandise sales and a 4.1 percent increase in retail fuel revenues, partly offset by a 1.6 percent decline in wholesale fuel revenues sold to third parties. The positive revenue impact of higher fuel volumes sold in both segments was partially offset by lower selling prices.

“We continue to be very bullish about the growth prospects for our markets, and we are pursuing additional growth opportunities to continue our store development program in 2014 and 2015,” said Sam L. Susser, President and Chief Executive Officer.
“As expected, we experienced slower growth in the second quarter due to significantly cooler spring temperatures, and also due to the Easter holiday occurring in the first quarter this year, versus the second quarter of last year. We generated positive merchandise and fuel volume increases even though we were cycling up against extremely strong 2012 results.
“We are very pleased to have completed the refinancing of our high-yield bonds on May 15. This will lower our pre-tax annual interest expense by $30 million to $32 million and add approximately $0.90 to $0.95 a year to our diluted EPS, based on current interest rates. The refinancing provides additional strength and flexibility on our balance sheet, which will position us for accelerated growth over the next several years,” he added.
New Convenience Store and Wholesale Dealer Update
Susser Holdings opened six new large-format Stripes® convenience stores during the second quarter and closed one smaller store. Susser operated 567 Stripes stores as of June 30, 2013, of which 362 included an in-store restaurant. Three additional stores have opened to date in the third quarter, and 16 stores are currently under construction. The Company expects to open a total of 28 to 30 Stripes branded convenience stores this year and continues to acquire additional land for future store development.
Ten new dealer sites were added in the wholesale segment last quarter, and six sites were discontinued, for a total of 583 contract branded sites as of the end of the quarter. This consisted of 95 consignment locations and 488 other independent branded dealer contracts. The Company currently expects to add a total of 28 to 40 new wholesale branded dealers and consignment sites and discontinue supply to 15 to 23 sites this year.
Financing Update
On May 15, as previously announced, the Company redeemed $425 million of 8.5% senior notes due 2016 at a price of 104.25% of par. The redemption was funded by approximately $233 million drawn on a new $500 million revolving credit facility and with cash on the balance sheet. In connection with the early retirement of the notes, the Company recorded charges totaling $26.2 million, including an $18.1 million cash call premium and $8.1 million in non-cash write-off of unamortized costs.
The Company completed sale/leaseback transactions during the second quarter for a total of six new Stripes convenience stores for $21.2 million. Two additional sale leasebacks have been completed to date in the third quarter for $6.7 million. These sales by Susser Holdings to Susser Petroleum Partners bring the total number of new-build store “dropdowns” to 22 since the initial public offering of units in the Partnership in September 2012. The total cost of the stores sold to Susser Petroleum Partners, including post-completion true-up, was $89.7 million.
Second Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $274.7 million in the second quarter, an increase of $21.6 million, or 8.5 percent, from a year ago. Approximately $5.5 million of the increase came from stores that have been open a year or more, with the balance from 28 stores that were opened during the last four quarters. Same-store merchandise sales increased 2.2 percent, compared with an increase of 8.0 percent in the second quarter of last year. Sales of food service, packaged drinks, smokeless tobacco and candy drove the majority of the growth.

Net merchandise margin as a percentage of sales was 34.3 percent, compared with 34.1 percent a year earlier. Merchandise gross profit was $94.1 million, up 9.0 percent from the second quarter of 2012. Gross profit growth was led by same-store dollar increases in food service, packaged drinks, candy and smokeless tobacco.
Retail Fuel - Retail fuel volumes increased 9.7 percent versus a year ago to 236.1 million gallons. Average gallons sold per store were 5.5 percent higher year-over-year, at approximately 32,500 gallons per week. Retail fuel revenues totaled $805.9 million, an increase of 4.1 percent compared with a year ago, reflecting the increase in gallons sold, partly offset by a 19-cent-per-gallon decline in the average selling price of motor fuel versus a year ago.
Retail fuel gross margin averaged 18.2 cents per gallon, compared with 32.4 cents per gallon last year. (The second quarter 2013 retail fuel margin was reduced by the 3-cent-per-gallon gross profit margin to SUSP that was not deducted from the prior year period's fuel margin.) After deducting credit card expense, the net fuel margin was 12.7 cents per gallon for the second quarter, versus a net 26.8 cents per gallon a year earlier. Retail fuel gross profit was $43.0 million, down 38.4 percent due to the sizeable decline in margin per gallon, partly offset by higher volumes sold.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP's operations as well as the consignment sales and transportation business that were not contributed to SUSP. Wholesale fuel volumes sold to third parties - which is all gallons except those distributed to Susser's retail stores - increased 1.7 percent from the prior-year period to 156.2 million gallons. Wholesale fuel revenues declined 1.6 percent year-over-year to $459.5 million. This revenue decline reflects the impact of a 10-cent-per-gallon reduction in the selling price versus a year ago, partly offset by the increase in volumes sold.
Wholesale fuel gross margin from third parties was 6.4 cents per gallon, compared with 7.2 cents in the second quarter of last year. Wholesale fuel gross profit increased by $6.0 million from a year ago - or 54.4 percent - to $17.1 million. This increase was the result of the $7.0 million gross profit attributable to the previously discussed 3-cent-per-gallon mark-up charged to the retail segment and additional gallons sold, partly offset by a decrease in the gross profit per gallon from third parties.
Year-to-Date Financial and Operating Highlights
For the six months ended June 30, 2013, Susser's same-store merchandise sales grew 3.2 percent. Revenues increased by 4.1 percent to $3.0 billion, driven by increases in merchandise sales and retail fuel revenue, partly offset by a slight decrease in wholesale fuel revenue to third parties. Merchandise sales totaled $522.2 million, up 9.0 percent from the year-earlier period. Merchandise margin was 33.7 percent, compared with 33.8 percent for the first half of 2012.
Retail fuel margin was 17.4 cents per gallon year-to-date, compared with 23.0 cents for the comparable period in 2012. Last year's margin was not reduced by the 3-cent-per-gallon profit margin to SUSP. After deducting credit card expense, net fuel margin was 11.9 cents per gallon, compared with 17.5 cents per gallon in the first half of 2012. Wholesale fuel margin was 6.2 cents per gallon, versus 6.1 cents per gallon in the prior-year period.
Adjusted EBITDA(1) for the first half totaled $82.3 million, down 14.1 percent from the first half of 2012. Gross profit was $315.0 million, up 4.1 percent, due to higher gross profit from merchandise and wholesale fuel, partly offset by lower retail fuel gross profit. Reported net loss attributable to Susser Holdings - including the impact of the debt refinancing charge - was $4.5 million, or $0.21 per diluted share, versus net income of $29.3 million, or $1.38 per diluted share, for the first six months of last year. Excluding the non-recurring debt refinancing charges, net income for the most recent six months was $12.3 million, or $0.58 per diluted share.

2013 Guidance
The Company is adjusting its 2013 full-year guidance as follows:

	New FY 2013 Guidance	Previous FY 2013 Guidance	First Half 2013 Actual	FY 2012 Actual
Merchandise Same-Store Sales Growth	2.5%-4.5%	3.0%-5.0%	3.2%	6.6%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.25%-34.25%	33.7%	33.9
Retail Average Per-Store Gallons Growth	2.0%-5.0%	1.0%-4.0%	4.9%	5.8%
Fuel Gross Profit Margins (cents / gallon):
Margin on Retail Gallons Sold (a)	15.0-18.0	15.0-18.0	17.4	21.8
Margin on Wholesale Gallons Sold to Third Parties (b)	4.5-6.5	4.0-6.0	6.2	6.2
Margin on Wholesale Gallons Sold to Retail Segment (c)	approx 3	approx 3	3.0
Rent Expense (millions) (f)	$46-$48	$46-$48	$23.9	$46.4
Depreciation, Amortization & Accretion Expense (millions)	$58-$64	$58-$64	$29.3	$51.4
Interest Expense (millions) (d)	$24-$27	$24-$27	$16.6	$41.0
New Retail Stores (e)	28-30	29-35	10	25
New Wholesale Dealer Sites (e)	28-40	25-40	15	39
Gross Capital Spending (millions) (f)	$195-$215	$195-$215	$96.6	$179
Net Capital Spending (millions) (f)	$185-$210	$185-$210	$96.5	$178

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon both for the second quarter and the first half of 2013. The Company has provided quarterly fuel margin history on its website. The average retail selling price per gallon of fuel was $3.41 for the second quarter and $3.46 for the first half of fiscal 2013. 2013 retail fuel margin guidance reflects reduction of approximately 3 cents per gallon for gross profit mark-up now charged by SUSP, which reduced retail gross profit for the first half of 2013 by approximately $13.6 million. The gross profit charged to the retail segment is included in the wholesale segment gross profit.

(b)
Wholesale segment margin on third-party gallons includes SUSP operations and gallons sold at consignment locations (retained by SUSS) but excludes gallons sold to the retail division. This metric remains the same as prior to the SUSP initial public offering.

(c)	Wholesale segment margin to Stripes retail stores reflects the gross profit mark-up charged by SUSP effective September 25, 2012.

(d)
Reflects the impact of refinancing the $425 million 8.5% senior unsecured notes effective May 15, 2013. Excludes approximately $26 million pre-tax charges related to the refinancing. Beginning on May 15, 2013 the borrowing rate under the Company's primary debt facilities fell from 8.5% to LIBOR plus 200 basis points, or approximately 2.2 percent as of June 30, 2013.

(e)
Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. In the first half of 2013, the company closed 2 retail stores and discontinued 11 wholesale sites.

(f)
Gross capital expenditures include acquisitions and purchase of intangibles. Net capital spending reduces gross capital expenditures by proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing. The impact of sales of stores by SUSS to SUSP under sale/leaseback agreements does not impact Susser's consolidated capital expenditures or rent expense.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

Second Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss second quarter 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9770 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through August 14 by calling 303-590-3030 and using the pass code 4630288#.
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 570 convenience stores in Texas, New Mexico and Oklahoma under the Stripes banner. Restaurant service is available in approximately 365 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.5 billion gallons of motor fuel annually to Stripes stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.
Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; inability to build or acquire and successfully integrate new stores; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; risks relating to our substantial indebtedness and the restrictive covenants associated with that indebtedness; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow
# # #

Susser Holdings Corporation
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	July 1, 2012	June 30, 2013	July 1, 2012	June 30, 2013
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$253,125	$274,727	$479,195	$522,205
Motor fuel sales	1,240,858	1,265,309	2,416,064	2,490,803
Other income	12,524	13,853	25,635	27,229
Total revenues	1,506,507	1,553,889	2,920,894	3,040,237
Cost of sales:
Merchandise	166,765	180,596	317,108	346,241
Motor fuel	1,159,948	1,204,422	2,300,351	2,377,053
Other	—	861	689	1,895
Total cost of sales	1,326,713	1,385,879	2,618,148	2,725,189
Gross profit	179,794	168,010	302,746	315,048
Operating expenses:
Personnel	44,817	50,655	86,729	101,622
General and administrative	12,972	11,263	23,906	25,310
Other operating	39,524	44,656	76,080	84,703
Rent	11,317	12,164	23,089	23,904
Loss on disposal of assets and impairment charge	327	679	34	1,127
Depreciation, amortization and accretion	12,552	15,144	25,115	29,326
Total operating expenses	121,509	134,561	234,953	265,992
Income from operations	58,285	33,449	67,793	49,056
Other income (expense):
Interest expense, net	(10,100)	(32,667)	(20,427)	(42,772)
Other miscellaneous	(163)	(161)	(205)	(239)
Total other expense, net	(10,263)	(32,828)	(20,632)	(43,011)
Income before income taxes	48,022	621	47,161	6,045
Income tax expense	(18,205)	(47)	(17,870)	(1,595)
Net income and comprehensive income	29,817	574	29,291	4,450
Less: Net income attributable to noncontrolling interest	—	4,834	2	8,942
Net income (loss) attributable to Susser Holdings Corporation	$29,817	$(4,260)	$29,289	$(4,492)
Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$1.44	$(0.20)	$1.42	$(0.21)
Diluted	$1.40	$(0.20)	$1.38	$(0.21)
Weighted average shares outstanding:
Basic	20,673,372	21,138,278	20,641,293	21,103,250
Diluted	21,231,193	21,138,278	21,180,051	21,103,250

Susser Holdings Corporation
Consolidated Balance Sheets

	December 30, 2012	June 30, 2013
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$286,232	$29,388
Accounts receivable, net of allowance for doubtful accounts of $707 at December 31, 2012 and $519 at June 30, 2013	105,874	117,239
Inventories, net	115,048	130,595
Other current assets	6,678	19,367
Total current assets	513,832	296,589
Property and equipment, net	602,151	669,672
Other assets:
Marketable securities	148,264	95,893
Goodwill	244,398	244,398
Intangible assets, net	45,764	41,654
Other noncurrent assets	15,381	16,382
Total assets	$1,569,790	$1,364,588
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$171,545	$187,247
Accrued expenses and other current liabilities	63,834	50,400
Current maturities of long-term debt	36	37
Total current liabilities	235,415	237,684
Revolving line of credit	35,590	304,870
Long-term debt	571,649	97,392
Deferred gain, long-term portion	28,548	27,405
Deferred tax liability, long-term portion	80,992	80,170
Other noncurrent liabilities	16,897	16,493
Total liabilities	969,091	764,014
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,619,700 issued and 21,229,499 outstanding at December 30, 2012; 21,627,182 issued and 21,337,299 outstanding as of June 30, 2013	212	212
Additional paid-in capital	276,430	279,625
Treasury stock, common shares, at cost; 390,201 as of December 30, 2012; 289,883 as of June 30, 2013	(8,068)	(6,279)
Retained earnings	120,924	116,432
Total Susser Holdings Corporation shareholders’ equity	389,498	389,990
Noncontrolling interest	211,201	210,584
Total shareholders’ equity	600,699	600,574
Total liabilities and shareholders’ equity	$1,569,790	$1,364,588

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Six Months Ended
	July 1, 2012	June 30, 2013	July 1, 2012	June 30, 2013
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$253,125	$274,727	$479,195	$522,205
Motor fuel—retail	774,115	805,850	1,510,520	1,588,830
Motor fuel—wholesale	466,743	459,459	905,544	901,973
Other	12,524	13,853	25,635	27,229
Total revenue	$1,506,507	$1,553,889	$2,920,894	$3,040,237
Gross profit:
Merchandise	$86,360	$94,131	$162,087	$175,964
Motor fuel—retail (2)	69,802	42,987	97,526	79,997
Motor fuel—wholesale to third parties (3)	11,060	10,066	18,139	18,723
Motor fuel—wholesale to Stripes (3)	—	7,015	—	13,523
Other, including intercompany eliminations	12,572	13,811	24,994	26,841
Total gross profit	$179,794	$168,010	$302,746	$315,048
Adjusted EBITDA (4):
Retail	$66,388	$37,752	$85,650	$59,636
Wholesale	8,300	15,380	13,522	27,698
Other	(1,821)	(2,601)	(3,355)	(5,007)
Total Adjusted EBITDA	$72,867	$50,531	$95,817	$82,327
Retail merchandise margin	34.1%	34.3%	33.8%	33.7%
Merchandise same-store sales growth (1)	8.0%	2.2%	7.4%	3.2%
Average per retail store per week:
Merchandise sales	$36.0	$37.5	$34.1	$35.8
Motor fuel gallons sold	30.8	32.5	30.3	31.8
Motor fuel gallons sold:
Retail	215,261	236,075	423,398	459,552
Wholesale - third party	153,565	156,165	295,146	302,817
Average retail price of motor fuel per gallon	$3.60	$3.41	$3.57	$3.46
Motor fuel gross profit cents per gallon:
Retail (2)	32.4 ¢	18.2 ¢	23.0 ¢	17.4 ¢
Wholesale - third party (3)	7.2 ¢	6.4 ¢	6.1 ¢	6.2 ¢
Retail credit card cents per gallon	5.6 ¢	5.5 ¢	5.5 ¢	5.5 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)
Effective September 25, 2012, the retail fuel margin reflects a reduction of approximately three cents per gallon as SUSP began charging a profit mark-up on gallons sold to our retail segment. Prior to this date, no gross profit mark-up was charged by the wholesale segment to the retail segment. Excluding the impact of this profit mark-up to SUSP for second quarter and first half 2013, the average retail margin would have been reported as 21.2 and 20.4 cents per gallon, respectively, or three cents higher.

(3)
The wholesale margin from third parties excludes sales and gross profit to the retail segment. Wholesale margin to Stripes reflects the markup of approximately three cents per gallon beginning September 25, 2012. Prior to this date, no profit margin was recognized in the wholesale segment on sales to Stripes stores.

(4)
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facilities or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements, and;

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.
Subsequent to the SUSP IPO, we revised our definition of EBITDA to exclude the impact of noncontrolling interest, in order to present a consolidated amount for EBITDA, Adjusted EBITDA and Adjusted EBITDAR which is consistent with the metrics used by our management and in our credit agreement covenants. Prior to the SUSP IPO, the amount of noncontrolling interest was not material.

The following table presents a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	July 1, 2012	June 30, 2013	July 1, 2012	June 30, 2013
	(in thousands)
Net income (loss) attributable to Susser Holdings Corporation	$29,817	$(4,260)	$29,289	$(4,492)
Net income attributable to noncontrolling interest	—	4,834	2	8,942
Depreciation, amortization and accretion	12,552	15,144	25,115	29,326
Interest expense, net	10,100	32,667	20,427	42,772
Income tax expense	18,205	47	17,870	1,595
EBITDA	70,674	48,432	92,703	78,143
Non-cash stock-based compensation	1,703	1,259	2,875	2,818
Loss on disposal of assets and impairment charge	327	679	34	1,127
Other miscellaneous expense	163	161	205	239
Adjusted EBITDA	72,867	50,531	95,817	82,327
Rent	11,317	12,164	23,089	23,904
Adjusted EBITDAR	$84,184	$62,695	$118,906	$106,231